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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE               CONTACT:  Jim Bauer
                                                           Investor Relations
                                                           (678) 473-2647
                                                           jim.bauer@arrisi.com

                      ARRIS ANNOUNCES FIRST QUARTER RESULTS
                   REVENUES AND EARNINGS INCREASE SEQUENTIALLY
                                OVER PRIOR PERIOD

DULUTH, GA. (APRIL 24, 2002) ARRIS (NASDAQ:ARRS) today announced financial results for first quarter of 2002.

FINANCIAL HIGHLIGHTS:

         - First quarter revenues were $191.6 million, up 4% sequentially, exceeding previous guidance
         - Cash earnings (net income plus intangible amortization) per share, excluding unusual charges, were $0.04, exceeding previous guidance and up from breakeven $0.00 in the prior quarter
         - Gross margins, excluding unusual charges, increased over 160 basis points to 31.4%
         -        Cash flow from operations was $23.7 million
         -        Inventory turns increased to 3.0 from 2.4 in the prior quarter
         - Zero drawn down on revolving credit facility with $27.4 million cash and equivalents on hand

FINANCIAL DETAILS:

Revenues of $191.6 million in the quarter were ahead of previously provided guidance as indicated in and in line with the Company's April 8, 2002 pre-announcement and compare favorably with revenues of $183.5 million in the prior quarter. Net loss for the first quarter was ($1.9) million, or ($0.02) per share. These results compare to a loss per share of ($0.18) in the fourth quarter of 2001. Cash earnings per diluted share were $0.04 excluding a $3.5 million positive effect of unusual items as discussed below.

Sales of Broadband (cable telephony & internet access) products during the quarter were $114.2 million and compare to $109.8 million in the prior quarter and $103.0 million in the first quarter of 2001. Sales of Transmission, Optical & Outside Plant products during the quarter were $46.4 million as compared to $44.9 million in the prior quarter and $66.7 million in the first quarter of 2001. Sales of Supplies & Services products were $31.0 million during the quarter and compare with $28.8 million during the prior quarter and $43.1 million in the first quarter of 2001.


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International sales of $46.3 million in the quarter were slightly less than fourth quarter 2001 sales of $47.8 million. Sales to AT&T Broadband were $52.1 million in the quarter, as compared to $50.0 million in the prior quarter. Backlog at quarter end was $122 million compared to $133 million at the end of the fourth quarter. Bookings in the quarter were $180.7 million, while the book-to-bill ratio was .94.

The Company produced operating cash flow of $23.7 million during the first quarter 2002, which is the fifth sequential quarter that the Company has had positive cash flow from operations. Inventory turns improved to 3.0 in the first quarter up from 2.4 in the fourth quarter of 2001. DSO's also improved quarter over quarter ending the first quarter at 65 days, down 3 days from the fourth quarter 2001. The Company had no amounts outstanding on its revolver credit facility and had $27.4 million of cash and equivalents on hand at quarter end.

The unusual items during the quarter predominantly consisted of two items: 1) a $6.8 million income tax benefit as a result of a change in tax legislation, allowing ARRIS to carry back losses for five years versus the previous limit of two years, and, 2) as we continued to examine methods to decrease our cost structure, we reduced our workforce by approximately 90 people and recorded severance charges of approximately $3.1 million.

 "Both ARRIS and our industry appear to be returning to a more stable environment after several quarters of disruption," said Bob Stanzione, ARRIS President & CEO. "During the first quarter we have continued to build on our commitment to return to profitability and to improve our balance sheet, while at the same time investing in our future. In addition to delivering cash earnings per share that exceeded our previous guidance, we have also seen two quarters of sequential overall revenue growth and continuing solid demand for our constant bit rate (CBR) cable telephony products. Further, we also see a growing interest in our new DOCSIS 1.1 certified products for VoIP and advanced high speed data applications, both domestically and internationally," continued Stanzione. "At the same time our Cornerstone CMTS and Touchstone Telephony Modem received yet a second round of CableLabs certification for new enhanced software, thereby extending the market lead that these products had since their initial certification in 2001. We are still the only company that has DOCSIS 1.1 certified products at both ends of the HFC network. In summary, I am very pleased about our position. We have the right products, the right customers and the right resources to take advantage of an improving marketplace," concluded Stanzione.

"Again this quarter we are very pleased with the ongoing progress that we have made regarding revenue, cash earnings and overall improvements in our balance sheet," said Larry Margolis, ARRIS EVP & CFO. "However, like many other companies in our sector, we are going to provide guidance for only the current quarter. We anticipate that revenues for the second quarter will be in the $195 million to $205 million range with a cash profit, before unusual items, of $0.04 to $0.06 per diluted share. Margolis continued, "Regarding the balance sheet, we are well along with our plans to retire our $115 million convertible notes. On April 12, 2002, we launched a 3(a)(9) exchange offer for up to $70 million of the notes. That action, coupled with prior private exchanges of nearly $10 million of the notes for common stock, and the $30 million pending sale of our Keptel division, should provide the means to successfully retire the convertible notes."

ARRIS has scheduled a conference call to discuss first quarter financial results at 8:30am EDT on Thursday April 25, 2002. The call may be accessed by dialing 877-280-4008 and asking for the ARRIS Conference Call with Jim Bauer as the moderator. The call will also be webcast at www.streetevents.com using the ticker symbol ARRS. A replay of the conference call will be available through Monday, April 29, 2002 at 877-519-4471, PIN # 32113060.

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From


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the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, manufacturing, distribution, and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.


Forward-looking statements:
Certain information and statements contained in this press release constitute forward-looking statements with respect to the financial condition, results of operations, and business of ARRIS. Statements that are based on current expectations, estimates, forecasts, and projections about the markets in which the Company operates and management's beliefs and assumptions regarding these markets are forward-looking statements. The Company cautions that any forward-looking statements made are not guarantees of future performance and projected savings from the changes being implemented by the Company are based on preliminary estimates.

         Statements made in this press release, including those related to:

         -        projected results for the second quarter 2002,
         - the impact of outsourcing manufacturing, including realization of expected savings,
         -        the outlook for the overall equipment industry market,
         - achievement and timing of profitable results based on management's actions,
         -        the market acceptance of new products;
         -        and the timing of retirement of ARRIS debt issues


are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

         -        projected results for the second quarter 2002 are based on preliminary estimates, assumptions and projections,
         -        ARRIS is dependent on capital expenditures by cable operators, which, in turn, are dependent on consumer demand, capital markets and industry consolidation among other factors,
         - because the market in which ARRIS operates is dynamic, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption,
         - the depth of the Company's R&D capabilities is dependent on its ability to fund new technologies and react or anticipate movements in industry standards,
         - Individual convertible note holders will have to decide if they will exchange convertible notes for common stock; the Company cannot predict the actual amount of notes to be converted.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies, the impact of competition on product development and pricing, the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments, rights to intellectual property, market trends and the adoption of industry standards, and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

                                       ###


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                                ARRIS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)



                                                                     MARCH 31,          DECEMBER 31,
                                                                       2002                2001
                                                                    -----------         -----------
ASSETS

Current assets:
         Cash and cash equivalents                                  $    27,357         $     5,337
         Accounts receivable, net                                        97,541              83,224
         Accounts receivable from AT&T                                   28,415              35,915
         Accounts receivable from Nortel                                  8,299              18,857
         Other receivables                                               12,525              10,049
         Inventories                                                    166,174             187,971
         Income taxes recoverable                                        12,853               5,066
         Investment held for resale                                         581                 795
         Other current assets                                            23,857              22,110
                                                                    -----------         -----------

             Total current assets                                       377,602             369,324

Property, plant and equipment, net                                       52,516              52,694
Goodwill                                                                287,261             259,062
Intangibles                                                              91,734              44,488
Investments                                                              14,079              14,037
Other assets                                                             10,279              12,510
                                                                    -----------         -----------

                                                                    $   833,471         $   752,115
                                                                    ===========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                           $    41,806         $    18,620
         Accrued compensation, benefits and related taxes                28,272              32,747
         Accounts payable and accrued expenses - Nortel                  13,042              21,373
         Other accrued liabilities                                       47,240              45,722
                                                                    -----------         -----------

             Total current liabilities                                  130,360             118,462

Long-term debt - Revolver                                                    --                  --
Long-term debt - 4 1/2% Convertible Notes                               115,000             115,000
                                                                    -----------         -----------

             Total liabilities                                          245,360             233,462

Membership interest - Nortel                                            106,610             104,110
                                                                    -----------         -----------

             Total liabilities & membership interest                    351,970             337,572

Stockholders' equity:
         Preferred stock                                                     --                  --
         Common stock                                                       807                 755
         Capital in excess of par value                                 578,829             507,650
         Unearned compensation                                           (2,618)               (577)
         Unrealized holding loss on marketable securities                (3,170)             (3,211)
         Retained earnings (deficit)                                    (92,096)            (90,162)
         Cumulative translation adjustments                                (251)                 88
                                                                    -----------         -----------

             Total stockholders' equity                                 481,501             414,543
                                                                    -----------         -----------

                                                                    $   833,471         $   752,115
                                                                    ===========         ===========




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